TRENDIC

1 Jun 2021

Private & Confidential

Mr. Luk Kai chung

Present

Dear Mr. Luk

This letter confirms the terms of your employment with Trendic International Limited (the "Company") in the capacity of Project Manager. This offer is made to you subject to your reference being satisfactory to the Company and that you are free from any obligations owed to a third party which might prevent you from starting work on the commencement date specified below or from properly performing the duties of your position.

1. Commencement Date

   We have mutually agreed that the commencement date of your employment is 1 June 2021.

2. Salary

   Your basic salary will be $20000 per month.

3. Working Hours

   Normal working hours are 40 hours over 5 days per week and meal break is not counted as working hours. The extra working hours and schedule will depend on the demand of the operations. You will be entitled to the General Holidays. However, you will be required to work on Saturdays, Sundays and General Holidays. The Company reserves the right to change the working hours from time to time as it may deem appropriate. In addition, you may be required to work without any overtime compensation or extra pay outside of the above-mentioned working hours in order to discharge fully your job responsibilities or as the Company may deem necessary.

4. Probation and Termination of Service

   Your probationary period will be three months from the date of commencement of employment and may be extended should the Company deem necessary. During the first month of your employment, either party may terminate your employment with 1 day's written notice or payment in lieu of notice. During the remaining period of your probationary period (if applicable), either party may terminate your employment with 7 days' written notice or payment in lieu of notice. Upon successfully completion of probationary period, either party may at any time terminate your employment by giving to the other party **one** month's written notice or payment in lieu of notice.

However, the Company shall have the right to terminate your employment immediately at any time without notice or payment in lieu of notice if i) you willfully disobey a lawful, proper, and reasonable order; or ii) you are habitually neglectful in your duties; or iii) you commit any act of gross misconduct or repeat or continue any other material or serious breach of your obligation herein; or iv) you commit any act of dishonesty or fraud whether relating to the Company, any of its employees, clients, customers or otherwise; or v) you are guilty of any conduct which in the reasonable opinion of the Company brings the Company into disrepute; or vi) you disclose or use the Company's confidential information or intellectual property rights or copyrights without authorization; or vii) you are convicted of any criminal offence; or viii) you have seriously or persistently breached any terms of your employment.

5. Transfer

The Company has the right to transfer and/or second you to work part time or full time for any other divisions or departments, or for any companies of the Group or to procure your service to support any of such company.

In addition, the Company may require you to travel overseas from time to time for Company business purposes.

6. Employee benefits

Upon completion of your probationary period, you will be eligible to apply for: -

- 10 AL days paid annual leave per calendar year during your employment in accordance with the prevailing Annual Leave Policy of the Company, which the Company reserves the right to change from time to time. All leave applications are subject to the approval of your Department Head / Superior.
- Mandatory Provident Fund.

7. Duties

You will be required to carry out your duties as reasonably and properly assigned to you by the Company or the authorized employee(s) of the Company.

8. Confidentiality

Any non-public information arising from any aspect of your employment under this contract or from any aspect of the relationship between the parties, and all and any confidential information prepared by either party pursuant to your employment under this contract shall be proprietary to the Company. You shall use such confidential information only in performing your obligations hereunder and shall not disclose such information for the benefit of others at any time during your employment or at any time following termination of your employment under this contract.

TRENDIC

9. Prohibition of Other Employment

You shall devote your whole time and attention to your employment and shall attend punctually at your place of duty in accordance with required working hours and such periods of overtime as may be necessary having regard to the exigencies of the Company's business. You must not engage, whether directly or indirectly, in any activities that are in conflict with the interests or polices or business of the Company. You shall not during the terms of your employment engage in any other employment or business without the prior written consent of the Company.

10. Compliance with Company Policies

You shall comply with all prevailing policies, procedures, code of conduct and work instructions as issued and amended by the Company from time to time.

11. Changes to Your Terms of Employment

The Company reserves the right to make changes to any of your terms and conditions of employment including working hours and shift rosters if applicable. You will be notified of the changes by way of a general notice to all employees and any such changes will take effect from of after the date of notice.

12. Governing Law

The validity construction and performance of this letter shall be governed by the laws of the Hong Kong Special Administrative Region.

If you accept the above terms of your employment, please sign and return the enclosed copy of this letter within 7 days, failing which the offer in this letter will automatically lapse.

Yours sincerely
For and on behalf of
Trendic International Limited

Seto Wai Yue
Director

Agreed and Accepted by

Luk Kai chung
HKID No.:Z276338(A)
Date: 1 Jun 2021